Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

DYNEGY GAS INVESTMENTS, LLC

AND

DYNEGY INC.

DATED SEPTEMBER 1, 2011

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated September 1, 2011 by and between Dynegy Gas Investments, LLC (“Seller”), a limited liability company organized under the laws of the State of Delaware, and Dynegy Inc. (“Purchaser”), a corporation organized under the laws of the State of Delaware.

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the outstanding membership interests (the “Membership Interests”) of Dynegy Coal Holdco, LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Membership Interests pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Membership Interests pursuant to this Agreement, Purchaser shall own all of the Membership Interests.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1               Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefore below.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“CoalCo First Lien Term Loan Credit Agreement” means that certain first lien term loan facility pursuant to that certain Credit Agreement, dated as of August 5, 2011, among Dynegy Midwest Generation, LLC, Credit Suisse AG, Cayman Islands Branch as Administrative Agent and as Collateral Trustee, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, Barclays Capital, the investment banking division of Barclays Bank PLC, as Co-Manager, and the other agents named therein and lenders from time to time party thereto.

“Common Stock” shall mean common stock, par value $0.01 per share of Purchaser.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Current Market Price Per Share” shall mean, as of any date, the Quoted Prices of the Common Stock for the thirty (30) consecutive Business Days ending immediately prior to the date in question.  If no such Quoted Prices are available, “Current Market Price Per Share” shall be the equity value per share of Common Stock based on a third party valuation prepared by a nationally recognized outside valuation expert reasonably acceptable to the parties to a dispute referred to in Section 2.3, which shall be based on the total equity value of Purchaser without any discounts for lack of liquidity of the Common Stock.

“Equity Value” shall mean the equity value of the Company as of the date of this Agreement based on information available as of the date of this Agreement.

“Governmental Entity” shall mean any United States or non-United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Indebtedness” shall mean indebtedness for borrowed money.

“Law” shall mean any statute, law, ordinance, policy, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Quoted Prices” shall mean, with respect to any security on any date, the average of the closing prices on such date of such security on all domestic securities exchanges and inter-dealer quotation systems.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

Section 1.2               Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

Section 1.3               Construction.  In this Agreement, unless the context otherwise requires:

(a)           references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication;

(b)           the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties;

(c)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)           references to Articles, Sections, Annexes, Exhibits, the Preamble and Recitals are references to articles, sections, annexes, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)           whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)           this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)           “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i)            references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Article II

SALE OF MEMBERSHIP INTEREST

Section 2.1             Sale of Membership Interests.  On the terms, and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and delivers to

Purchaser, and Purchaser hereby purchases from Seller, the Membership Interests free and clear of all liens and together with all accrued rights and benefits attached thereto.  Contemporaneously herewith, Seller is taking such action as is reasonably necessary and legally required (i) to reflect the sale, assignment, transfer and delivery of the Membership Interests on the books and records of the Company, free and clear of all liens and together with all accrued rights and benefits attached thereto, (ii) to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request, and (iii) to cure any deficiencies with respect to the endorsement of the certificates representing the Membership Interests or with respect to the membership interest power accompanying any such certificates.

Section 2.2             Undertaking.   In full consideration for the purchase by Purchaser of the Membership Interests, contemporaneously herewith Seller and Purchaser are entering into that certain Undertaking Agreement by and between Seller and Purchaser in substantially the form attached hereto as Exhibit A (as the same may be amended from time to time, the “Undertaking”), which Undertaking is subject to amendment pursuant to Section 2.3.

Section 2.3             Adjustment Consideration.

(a)           If there shall arise any dispute as to whether the Equity Value is greater than or less than $1,250,000,000, either Seller or Purchaser may provide notice in writing (a “Valuation Dispute Notification”) to the other of such dispute within two (2) years of the date hereof.  If no such Valuation Dispute Notification is delivered within such two (2) year period, then the Equity Value, and the Undertaking, shall not be subject to any challenge or adjustment.

(b)           If a Valuation Dispute Notification is timely delivered, the Equity Value shall be determined by final arbitration under Section 5.6 hereof, which arbitration shall be the sole and exclusive remedy for the resolution of any such dispute.

(c)           If the Equity Value as determined pursuant to Section 2.3(b) (the “Final Equity Value”) is greater than $1,250,000,000 (being the Equity Value upon which the Undertaking is based), then Purchaser shall provide Seller with consideration (the “Seller Adjustment Consideration”) equal in value to the difference between (i) the Final Equity Value, less (ii) $1,250,000,000.  Purchaser may elect to satisfy such obligation to provide the Seller Adjustment Consideration, if any, by paying such amount in (w) cash, (x) shares of Common Stock, valued for this purpose at the Current Market Price Per Share as of the date that Final Equity Value is determined, (y) membership interests in the Company, valued for this purpose based on the Final Equity Value, or (z) any combination of the foregoing, as determined by Purchaser in its sole discretion.

(d)           If the Final Equity Value is less than $1,250,000,000, then Seller shall provide Purchaser with consideration (the “Purchaser Adjustment Consideration”) equal to the difference between (i) $1,250,000,000, less (ii) the Final Equity Value.  Purchaser may elect that Seller satisfy its obligation to provide the Purchaser Adjustment Consideration, if any, by (x) paying such amount in cash, (y) reducing each remaining Payment Amount (as defined in the Undertaking) pro rata based on the amount of the aggregate Payment Amounts remaining in the Payment Stream (as defined in the Undertaking), or (z) any combination of the foregoing, as determined by Purchaser in its sole discretion.

Section 2.4             Delivery of Membership Interests. Contemporaneously herewith, Seller is delivering or causing to be delivered to Purchaser certificates representing the Membership Interests, duly endorsed in blank, or accompanied by either membership interest powers duly executed in blank by Seller or such other instruments of transfer as are reasonably acceptable to Purchaser.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

Section 3.1             Authorization; Non-Contravention.

(a)           Seller has the requisite limited liability company power and authority and has taken all limited liability and other action necessary to execute and deliver this Agreement, the Undertaking and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement, the Undertaking and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, the consummation by Seller of the transactions contemplated hereby and thereunder and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary limited liability company or other action.  This Agreement and the Undertaking have been, and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby and thereby will be, duly executed and delivered by Seller.  Assuming that this Agreement and the Undertaking constitute valid and binding obligations of Purchaser, this Agreement and the Undertaking constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Seller as contemplated hereby constitute valid and binding obligations of Purchaser and each other Person (other than Seller and its Subsidiaries) party thereto, such instruments and agreements will constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement, the Undertaking, and all other instruments and agreements to be delivered by Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Seller, the Company or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Seller, the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or under any material Contract, or (iii) contravene any Law or any Order applicable to Seller, the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound.

Section 3.2             Ownership of Membership Interests.  Seller has good and valid title to the Membership Interests free and clear of all liens, and is the record and beneficial owner thereof.  The Membership Interests were acquired from the Company in compliance with applicable Law.  There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding membership interests of the Company.  Seller is conveying good and valid title to the Membership Interests, free and clear of all liens, Orders, Contracts or other limitations whatsoever. The assignments, endorsements, membership interest powers and other instruments of transfer delivered by Seller to Purchaser are sufficient to transfer Seller’s entire interest, record and beneficial, in the Membership Interests to Purchaser.

Section 3.3             Capitalization.

(a)           The Membership Interests constitutes all the issued and outstanding equity interests of the Company. The Membership Interests have been duly authorized and validly issued, and is not subject to, and was not issued in violation of any preemptive rights or other similar rights.  Except for the Membership Interests, no other equity interests of the Company are issued, reserved for issuance or outstanding.  The Company is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the equity or voting interests in the Company or any of its Subsidiaries, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, equity or voting interests in the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in the Company.  There are no outstanding or authorized profit participation or similar rights with respect to the equity or voting interests in the Company.  The Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter.  There are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in the Company.

(b)           All issued and outstanding equity or voting interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights.  Except for equity interests of the Company’s Subsidiaries owned by the Company or its Subsidiaries, no equity or voting interests of any Subsidiary of the Company are issued, reserved for issuance or outstanding.  The Subsidiaries of the Company are not party to any outstanding option, warrant, call, subscription, or other right (including any preemptive right), agreement or commitment relating to the equity or voting interests in, the Company or any of its Subsidiaries, pursuant to which any Subsidiary of the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, equity or voting interests in any Subsidiary of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in, any Subsidiary of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of any Subsidiary of the Company on any matter.  There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

Section 3.4             Company and its Subsidiaries.

(a)           The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)           Each of (i) Dynegy Coal Investments Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, (ii) Dynegy Midwest Generation, LLC, a limited liability company formed under the laws of the State of Delaware, and (iii) Havana Dock Enterprises, LLC, a limited liability company formed under the laws of the State of Delaware, is a Subsidiary of the Company.  Each Subsidiary of the Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c)           Neither the Company nor any of its Subsidiaries has any Indebtedness other than Indebtedness arising pursuant to the CoalCo First Lien Term Loan Credit Agreement.

Section 3.5.              Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title or, in the case of leased assets, a valid leasehold interest, to all of the material real property and material tangible and intangible personal property and assets owned or leased by it.  The tangible and intangible personal property owned or leased by the Company and its Subsidiaries, together with all owned and leased real property of the Company and its Subsidiaries, all owned, leased or licensed intellectual property of the Company and its Subsidiaries, and all other assets and rights of the Company and its Subsidiaries, are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. Immediately after execution and delivery of this Agreement, the Company and its Subsidiaries will own, or have the unrestricted right to use, all properties and assets that are used (or necessary) in connection with the Company’s and its Subsidiaries’ business on the same economic basis as before the execution and delivery of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

Section 4.1               Authorization; Non-Contravention.

(a)           Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement, the Undertaking and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement, the Undertaking and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of Purchaser.  This Agreement and the Undertaking have been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and thereby will be, duly executed and delivered by Purchaser. Assuming that this Agreement and the Undertaking constitute valid and binding obligations of Seller, this Agreement and the Undertaking constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby constitute valid and binding obligations of Seller and each other Person (other than Purchaser) party thereto, such instruments and agreements  will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement, the Undertaking, and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Purchaser, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound.

Article V

MISCELLANEOUS

Section 5.1             Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or facsimile transmission and in the case of telecopier or facsimile transmission, with copies by overnight courier service or registered mail to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier or facsimile between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)	If to Seller, to:

Dynegy Gas Investments, LLC
1000 Louisiana Street, Suite 5800
Houston, TX 77002
Attention: Chief Financial Officer
Fax: 713-356-2993

(b)	if to Purchaser to:

Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, TX 77002
Attention: General Counsel
Fax: 713-356-2993

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 5.2             Entire Agreement.  This Agreement, together with the Annexes and Exhibits hereto, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 5.3             Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto. No Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 5.3 will be void.

Section 5.4             Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.  No consent of any other Person shall be required in connection with an amendment of this Agreement.

Section 5.5             Counterparts.        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 5.6             Applicable Law and Arbitration.  (a)  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

(b)           ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, SHALL BE FINALLY DETERMINED BY BINDING ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”), WHICH ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE FORUM FOR THE RESOLUTION OF SUCH DISPUTE, CLAIM OR CONTROVERSY AND THE SOLE AND EXCLUSIVE REMEDY FOR SUCH DISPUTE, CLAIM OR CONTROVERSY.  THE ARBITRATION SHALL BE CONDUCTED UNDER THE AAA COMMERCIAL ARBITRATION RULES, EXCEPT WHERE SUCH RULES ARE INCONSISTENT WITH THIS ARBITRATION AGREEMENT.  THE ARBITRATOR SHALL HAVE NO AUTHORITY OR JURISDICTION TO ORDER EQUITABLE RELIEF OR EQUITABLE REMEDIES, AND THE PARTIES WAIVE TO THE FULLEST EXTENT THE RIGHT TO SEEK SUCH RELIEF OR REMEDIES.

(c) ANY THIRD PARTY THAT IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE STANDING TO BRING ANY CLAIM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER (INCLUDING, WITHOUT LIMITATION, FRAUDULENT CONVEYANCE AND TRANSFER CLAIMS) MAY INTERVENE AND PARTICIPATE AS A PARTY TO THE ARBITRATION, PROVIDED THAT SUCH THIRD PARTY AGREES IN WRITING WITH EACH OF THE PARTIES TO THIS AGREEMENT TO BE BOUND BY THIS ARBITRATION AGREEMENT.

(d) THE PLACE OF ARBITRATION SHALL BE NEW YORK, NEW YORK.  THERE SHALL BE A SOLE ARBITRATOR, WHO SHALL BE A RETIRED U.S. FEDERAL JUDGE (THE “ARBITRATOR”).

(e)           EXPERT DISCLOSURES AND EXPERT DEPOSITIONS SHALL BE AVAILABLE AS SET FORTH IN RULE 26 OF THE FEDERAL RULES OF CIVIL PROCEDURE.

(f)            ALL COSTS AND EXPENSES OF THE ARBITRATORS AND OF THE AAA SHALL BE BORNE BY THE PARTIES EQUALLY.  EACH PARTY TO THE ARBITRATION SHALL BEAR THE COSTS AND EXPENSES, INCLUDING ATTORNEYS’ FEES, OF ITS OWN COUNSEL, EXPERTS, WITNESSES AND PREPARATION AND PRESENTATION OF ITS CASE. THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO AWARD ATTORNEYS’ FEES OR COSTS.

(g)           THE AWARD OF THE ARBITRATOR SHALL BE FINAL AND BINDING UPON EACH PARTY HERETO AND ANY THIRD PARTY THAT PARTICIPATES IN THE ARBITRATION, AND JUDGMENT MAY BE ENTERED UPON SUCH AWARD BY THE SUPREME COURT OF THE STATE OF NEW YORK, THE U.S. FEDERAL COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT HAVING JURISDICTION THEREOF.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 5.7             Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 5.8             Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9             Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

DYNEGY GAS INVESTMENTS, LLC

By:	/s/ Kent R. Stephenson
Name: Kent R. Stephenson
Title: Executive Vice President

DYNEGY INC.

By:	/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Chief Financial Officer

Annex A:   Additional Defined Terms

Defined Term	Section

AAA	Section 5.6(b)
Agreement	Preamble
Arbitrator	Section 5.6(d)
Company	First Recital
Final Equity Value	Section 2.3(c)
Membership Interests	First Recital
Purchaser	Preamble
Purchaser Adjustment Consideration	Section 2.3(d)
Seller	Preamble
Seller Adjustment Consideration	Section 2.3(c)
Undertaking	Section 2.2
Valuation Dispute Notification	Section 2.3(a)

Exhibit A:   Form of Undertaking Agreement

See attached.

[See Exhibit 2.2 attached to Dynegy Holdings, LLC Current Report on Form 8-K filed September 8, 2011]